Exhibit 10.11A

Dear David,

As approved by the Compensation Committee of the Board of Directors of BigBand Networks, Inc. (the “Company”) on December 9, 2007, I provide you with the following amendment to your offer letter dated February 22. 2007 (the “Offer Letter”), as amended.

Salary:

Effective December 15, 2007, you will be paid a base salary of $27,083 per month ($325,000 on an annualized basis), in accordance with the customary practices of the Company as established and modified from time to time.

Bonus:

You shall have the opportunity to earn a performance bonus up to 70% of your annual base salary ($227,500).

Severance:

If your employment is terminated for any reason other than Misconduct, within six (6) months following a Change of Control, as both capitalized terms are defined in the Offer Letter, you will be eligible to receive a severance benefit in an amount equal to twelve (12) months of your annual base salary and twelve (12) months of health benefits under COBRA.

In all other respects, the terms of your employment shall remain as outlined in the Offer Letter.

Sincerely,

/s/ Amir Bassan-Eskenazi
Amir Bassan-Eskenazi
President & Chief Executive Officer